Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053

RYDER REPORTS THIRD QUARTER 2011 RESULTS

•	Q3 EPS from Continuing Operations Increase 45% to $1.10

•	Q3 Comparable EPS Increase 43% to $1.09

•	Q3 Total Revenue Up 19%; Operating Revenue Grows 17%

•	Full-Year 2011 Comparable EPS Forecast Raised to Range of $3.44 to $3.49

MIAMI, October 25, 2011 – Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported earnings per diluted share from continuing operations of $1.10 for the three-month period ended September 30, 2011, up 45% from $0.76 in the year-earlier period. Earnings from continuing operations were $56.9 million, up 44% from $39.7 million in the year-earlier period. Earnings per diluted share and earnings from continuing operations for the third quarter of 2011 included a tax benefit of $0.01 or $0.6 million associated with acquisition-related transaction costs. Excluding this item, comparable earnings per diluted share from continuing operations for the third quarter of 2011 were $1.09, up 43% from $0.76 in the third quarter of 2010. Comparable earnings from continuing operations of $56.4 million for the third quarter of 2011 were up 42% from $39.7 million in the year-earlier period. The increase in comparable earnings primarily reflects strong organic growth in commercial rental, the benefit of acquisitions, and improved used vehicle sales results.

Total revenue for the third quarter of 2011 was $1.57 billion, up 19% from $1.32 billion in the same period last year, reflecting the benefit of acquisitions and organic growth. Operating revenue (revenue excluding Fleet Management Solutions fuel and all subcontracted transportation) was $1.26 billion, up 17% compared with $1.07 billion in the year-earlier period. Fleet Management Solutions (FMS) business segment total revenue increased 16% due primarily to higher operating revenue and fuel services revenue. FMS operating revenue increased 12% due to the benefit of acquisitions and higher commercial rental revenue. In the Company’s

Supply Chain Solutions (SCS) business segment, total and operating revenue increased 26%

largely reflecting the favorable impact of an acquisition. Dedicated Contract Carriage (DCC) business segment total revenue increased 31% and operating revenue increased 26%, primarily reflecting an acquisition, and the pass through of higher fuels costs.

Net earnings per diluted share (including discontinued operations) for the three-month period ended September 30, 2011 were $1.10 versus $0.74 in the year-earlier period. Earnings per diluted share from discontinued operations (previously announced in 2009) for the year-earlier period totaled a loss of $0.02. Net earnings for the third quarter of 2011 were $56.5 million versus $38.8 million in the year-earlier period.

Ryder Chairman and CEO Greg Swienton commented, “We exceeded our own expectations for the third quarter in an uncertain, slow growth business environment by delivering on our targets within Fleet Management Solutions, and exceeding our plans in Supply Chain Solutions. We generated a very strong operating revenue increase of 17%, as well as earnings growth of 46%, reflecting both acquisitions and organic growth. Our acquisition teams have significantly contributed to our performance by successfully integrating operations and transitioning newly acquired customers.

“In Fleet Management Solutions, we saw continuing strong demand and higher pricing for our commercial rental and used vehicle sales offerings. Continuing positive new lease sales have led to the largest organic U.S. lease fleet growth in the last 11 quarters. As anticipated, these improvements continue to be partially offset by higher maintenance costs on an older lease fleet.

“Our Supply Chain Solutions business delivered better-than-expected results in the quarter, reflecting the benefit of acquisitions, as well as strong performance within existing accounts and new business.

“Despite the economic volatility and general marketplace uncertainty that’s been present throughout the year, we’ve remained focused on delivering value to our customers and on addressing a wide range of factors that we can impact. Even in this tenuous economic environment, Ryder delivered double-digit revenue growth and a more than 50% increase in earnings through the first nine months of 2011.”

Business Segment Operating Results

Fleet Management Solutions

In the FMS business segment, total revenue in the third quarter of 2011 was $1.10 billion, up 16% compared with the year-earlier period, due to higher operating revenue and fuel services revenue. Fuel services revenue increased 28% due to higher fuel prices passed through to customers. Operating revenue (revenue excluding fuel) increased 12% to $824.7 million. Full service lease revenue increased 5% due to acquisitions. Commercial rental revenue increased 40% reflecting global market demand and higher pricing.

The FMS business segment’s pre-tax earnings were $74.2 million in the third quarter of 2011, up 35% compared with $54.8 million in the same period of 2010. Increased earnings reflect significantly better commercial rental performance, improved used vehicle sales results, and the benefit of the four FMS acquisitions closed in 2011. These items were partially offset by increased compensation-related expenses, as well as higher maintenance costs on an older lease fleet. Commercial rental performance improved as a result of increased market demand on a 30% larger average fleet (12% excluding acquisitions) and higher pricing. Rental power fleet utilization was 79.3% for the third quarter of 2011, an improvement of 10 basis points from the year-earlier period. Used vehicle sales results were favorably impacted primarily by higher pricing. Business segment pre-tax earnings as a percentage of operating revenue were 9.0% in the third quarter of 2011, up 150 basis points compared with 7.5% in the same quarter a year ago.

Supply Chain Solutions

In the SCS business segment, third quarter 2011 total revenue was $406.1 million, up 26% from the comparable period in 2010. Operating revenue (revenue excluding subcontracted transportation) was $326.8 million, up 26% compared with the same quarter a year ago. SCS total revenue and operating revenue comparisons benefited from the acquisition of Total Logistic Control (TLC) in December of 2010. Operating revenue also benefited from higher volumes and new business.

The SCS business segment’s pre-tax earnings in the third quarter of 2011 were $22.4 million, up 47% from $15.2 million in the same quarter of 2010. The improvement was driven by the TLC acquisition, higher volumes and new business, partially offset by increased compensation-related expenses. Additionally, SCS results benefited from favorable insurance developments and gains related to foreign exchange and the sale of a facility. Third quarter 2011 pre-tax earnings for the business segment as a percentage of operating revenue were 6.9%, up 100 basis points compared with 5.9% in the same quarter of 2010.

Dedicated Contract Carriage

In the DCC business segment, third quarter 2011 total revenue of $158.9 million was up 31% compared with the year-earlier period. Operating revenue (revenue excluding subcontracted transportation) in the third quarter of 2011 was $149.5 million, up 26%. Total revenue and operating revenue increased due to the acquisition of The Scully Companies (Scully) in January 2011 and the pass-through of higher fuel costs.

The DCC business segment’s pre-tax earnings in the third quarter of 2011 were $8.4 million, down 3% from $8.6 million in the third quarter of 2010. The improvement from the Scully acquisition and better operating performance was more than offset by increased compensation-related expense and legal claims. Business segment pre-tax earnings as a percentage of operating revenue were 5.6% in the third quarter of 2011, down 170 basis points compared with 7.3% in the year-earlier period.

Corporate Financial Information

Central Support Services

Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the various business segments. In the third quarter of 2011, CSS costs were $54.6 million, up from $47.7 million in the year-earlier period, reflecting higher compensation-related expenses and information technology investments.

Income Taxes

The Company’s effective income tax rate from continuing operations for the third quarter of 2011 was 35.0% of pre-tax earnings compared with 36.0% in the year-earlier period. The third quarter 2011 tax rate reflects a benefit of $0.6 million (0.6% of pre-tax earnings) from prior year acquisition-related transaction costs, which increased earnings per share by $0.01 in the quarter.

Capital Expenditures

As planned, 2011 year-to-date capital expenditures from continuing operations increased to $1.17 billion, compared with $861 million in the same period of 2010. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $1.03 billion, up from $733 million in the same period of 2010. The increase in capital expenditures primarily reflects planned investment to refresh and modestly grow the commercial rental and lease fleets.

Cash Flow

Operating cash flow from continuing operations through September 30, 2011, was $782 million, down from $804 million in the same period of 2010, due to increased working capital needs. Total cash generated (including proceeds from used vehicle sales) from continuing operations through September 30, 2011, was $1.05 billion, compared with $1.01 billion in the same period of 2010. As anticipated, free cash flow from continuing operations through September 30, 2011, was negative $113 million, down from a positive $153 million for the same period of 2010, primarily due to increased vehicle investments.

Leverage

Balance sheet debt as of September 30, 2011, increased by $452 million compared with year-end 2010, due primarily to recent acquisitions and increased investment in vehicles. The leverage ratio for balance sheet debt as of September 30, 2011, was 220% compared with 196% at year-end 2010. Total obligations to equity as of September 30, 2011, were 225% compared with 203% at year-end 2010, below Ryder’s target range of 250% to 300%.

Year-to-Date Operating Results

Revenue for the nine months ended September 30, 2011, was $4.51 billion, up 18% from $3.82 billion in the same period of 2010. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) for the first nine months of 2011 was $3.58 billion, up 16%

from $3.10 billion in the first nine months of 2010. Ryder’s 2011 year-to-date earnings from continuing operations were $123.7 million, up 49% compared with $83.1 million in the year-earlier period. Earnings per diluted share from continuing operations were $2.39 for the first nine months of 2011, up 52% compared with $1.57 for the same period of 2010. Comparable 2011 year-to-date earnings from continuing operations of $130.5 million increased 57% from $83.1 million in the year-earlier period. Comparable earnings per diluted share from continuing operations for the first nine months of 2011 were $2.52, up 61% from $1.57 in the same period of 2010. Comparable 2011 year-to-date earnings and earnings per diluted share from continuing operations exclude acquisition-related transaction costs and tax benefits, charges related to tax law changes and restructuring charges. Year-to-date net earnings, including discontinued operations, were $121.7 million, up 50% compared with $81.0 million in the year-earlier period. Earnings per diluted share were $2.35 for the first nine months of 2011 and increased 54% compared with $1.53 for the same period of 2010.

2011 Outlook

Commenting on Ryder’s outlook, Mr. Swienton said, “Through three quarters, we have substantially outperformed the general economic environment, GDP trends, and the plans we set forth at the start of 2011. The value propositions of our outsourced transportation and logistics solutions continue to be highly attractive to businesses looking for new ways to increase efficiency and enhance performance both now and over the long-term.

“We anticipate continued strong performance in commercial rental and used vehicle sales, solid volumes in our supply chain business, and organic expansion in lease fleet levels. Additionally, we expect the five acquisitions completed since December 2010 to remain strong contributors to our overall performance. Therefore, we expect Ryder to produce significantly higher year-over-year earnings in the fourth quarter.

“Taking all of these factors into consideration, we are establishing a fourth quarter earnings forecast range of $0.92 to $0.97 per share. We are also raising our full-year 2011 comparable earnings per share forecast to a range of $3.44 to $3.49 from a previous range of $3.33 to $3.43.”

About Ryder

Ryder System, Inc. is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following three, inter-related business segments:

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Fleet Management Solutions – The FMS business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, financing, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.

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Supply Chain Solutions – The SCS business segment offers a broad range of innovative logistics management services that are designed to optimize a customer’s supply chain and address key customer business requirements. These solutions involve strategically designed processes that direct the movement of materials and related information from the acquisition of raw materials to the delivery of finished products to the end user.

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Dedicated Contract Carriage – The DCC business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs, including routing and scheduling, specialized driver services, and logistics engineering support.

Pre-Tax Earnings: Ryder’s primary measurement of business segment financial performance, pre-tax earnings from continuing operations (pre-tax earnings), allocates Central Support Services to each business segment and excludes restructuring and other items.

Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, a slowdown of the economic recovery and decreases in freight demand, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, uncertainty or decline in economic and market conditions affecting contractual lease demand, decreases in market demand in the commercial rental market and the sale of used vehicles, competition from other service providers, customer retention levels, unexpected volatility or declines in automotive or high-tech volume, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs resulting from volatile financial markets, inability to achieve planned synergies and customer retention levels or anticipate costs and liabilities from acquisitions, labor strikes or work stoppages affecting our or our customers’ business operations, driver shortages and increasing driver costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, a decline in pension plan returns, changes in obligations relating to multi-employer plans, sudden or unusual changes in fuel prices, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations, adverse impacts of recently enacted regulations regarding vehicle emissions, the inability to prevent a data privacy breach, unanticipated outcomes in legal proceedings and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.

Conference Call and Webcast Information:

Ryder’s earnings conference call and webcast is scheduled for Tuesday, October 25, 2011, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Art Garcia.

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To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RH8128133 and Passcode: RYDER.

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To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-866-469-7807 (outside U.S. dial 1-203-369-1475), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED

Periods ended September 30, 2011 and 2010

(In millions, except per share amounts)

	Three Months		Nine Months
	2011	2010	2011	2010
Revenue	$1,570.7	1,316.9	$4,509.4	3,823.0

Operating expense (exclusive of items shown separately)	758.7	624.5	2,191.6	1,813.6
Salaries and employee-related costs	383.9	314.7	1,119.7	929.7
Subcontracted transportation	88.7	67.0	255.0	192.0
Depreciation expense	224.5	209.9	645.3	627.7
Gains on vehicle sales, net	(18.3)	(6.9)	(46.3)	(18.0)
Equipment rental	14.5	16.5	43.4	49.5
Interest expense	32.7	31.9	100.1	96.4
Miscellaneous income, net	(1.7)	(2.7)	(6.5)	(4.5)
Restructuring and other charges, net	—	—	0.8	—

	1,483.1	1,255.0	4,303.2	3,686.3

Earnings from continuing operations before income taxes	87.7	62.0	206.3	136.7
Provision for income taxes	(30.7)	(22.3)	(82.6)	(53.6)

Earnings from continuing operations	56.9	39.7	123.7	83.1
Loss from discontinued operations, net of tax	(0.4)	(0.8)	(2.0)	(2.1)

Net earnings	$56.5	38.8	$121.7	81.0

Earnings (loss) per common share - Diluted
Continuing operations	$1.10	0.76	$2.39	1.57
Discontinued operations	—	(0.02)	(0.04)	(0.04)

Net earnings	$1.10	0.74	$2.35	1.53

Weighted-average shares outstanding - Diluted	50.8	51.5	50.9	52.2

Memo:
Comparable earnings per share from continuing operations:
EPS from continuing operations	$1.10	0.76	$2.39	1.57
Tax law changes / benefits	(0.01)	—	0.09	—
Acquisition related transaction costs	—	—	0.03	—
Restructuring charges	—	—	0.01	—

Comparable EPS from continuing operations	$1.09	0.76	$2.52	1.57

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED

(Dollars in millions)

	September 30, 2011	December 31, 2010
Assets:
Cash and cash equivalents	$115.8	213.1
Other current assets	982.6	810.2
Revenue earning equipment, net	4,827.9	4,201.2
Operating property and equipment, net	627.3	606.8
Other assets	892.1	821.0

	$7,445.8	6,652.4

Liabilities and shareholders’ equity:
Short-term debt and current portion of long-term debt	$255.4	420.1
Other current liabilities	907.5	711.4
Long-term debt	2,943.2	2,326.9
Other non-current liabilities (including deferred income taxes)	1,888.2	1,789.7
Shareholders’ equity	1,451.4	1,404.3

	$7,445.8	6,652.4

SELECTED KEY RATIOS AND METRICS
	September 30, 2011	December 31, 2010
Debt to equity	220%	196%
Total obligations to equity *	225%	203%
Effective interest rate (average cost of debt)	4.5%	5.2%

	Nine months ended September 30,
	2011	2010
Cash provided by operating activities from continuing operations	$782.3	804.2
Free cash flow*	(112.8)	153.0
Capital expenditures paid	1,165.1	860.9

Capital expenditures (accrual basis)	1,249.1	894.7
Less proceeds from sales (primarily revenue earning equipment)	(223.9)	(161.8)

Net capital expenditures	$1,025.1	732.9

	Twelve months ended September 30,
	2011	2010
Return on average shareholders’ equity	11.1%	6.3%
Return on average assets	2.3%	1.4%
Adjusted return on capital *	5.5%	4.5%

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED

Periods ended September 30, 2011 and 2010

(Dollars in millions)

	Three Months			Nine Months
	2011	2010	B(W)	2011	2010	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$509.9	487.5	5%	$1,487.9	1,449.4	3%
Contract maintenance	39.1	40.1	(2)%	116.4	119.8	(3)%

Contractual revenue	549.0	527.6	4%	1,604.3	1,569.1	2%
Contract-related maintenance	51.6	41.2	25%	143.7	121.2	18%
Commercial rental	206.5	147.9	40%	522.2	379.5	38%
Other	17.5	17.2	2%	52.4	50.4	4%
Fuel	274.4	215.1	28%	821.1	643.8	28%

Total Fleet Management Solutions	1,099.0	948.9	16%	3,143.7	2,764.1	14%
Supply Chain Solutions	406.1	322.9	26%	1,196.7	927.2	29%
Dedicated Contract Carriage	158.9	121.4	31%	444.0	360.8	23%
Eliminations	(93.3)	(76.3)	(22)%	(275.0)	(229.0)	(20)%

Total revenue	$1,570.7	1,316.9	19%	$4,509.4	3,823.0	18%

Operating Revenue: *
Fleet Management Solutions	$824.7	733.9	12%	$2,322.5	2,120.3	10%
Supply Chain Solutions	326.8	258.5	26%	966.2	746.7	29%
Dedicated Contract Carriage	149.5	118.7	26%	419.5	349.3	20%
Eliminations	(44.4)	(39.5)	(13)%	(130.7)	(119.9)	(9)%

Total operating revenue	$1,256.5	1,071.6	17%	$3,577.6	3,096.3	16%

Business segment earnings:
Earnings from continuing operations before income taxes:
Fleet Management Solutions	$74.2	54.8	35%	$180.2	122.7	47%
Supply Chain Solutions	22.4	15.2	47%	51.7	34.8	49%
Dedicated Contract Carriage	8.4	8.6	(3)%	25.5	24.4	4%
Eliminations	(5.7)	(4.6)	(22)%	(17.1)	(14.5)	(18)%

	99.2	74.0	34%	240.3	167.4	44%
Unallocated Central Support Services	(11.6)	(12.0)	3%	(31.6)	(30.7)	(3)%

Earnings from continuing operations before restructuring, other items and income taxes	87.7	62.0	41%	208.8	136.7	53%
Restructuring and other charges, net and other items *	—	—	—	(2.5)	—	NM

Earnings from continuing operations before income taxes	87.7	62.0	41%	206.3	136.7	51%
Provision for income taxes	(30.7)	(22.3)	(38)%	(82.6)	(53.6)	(54)%

Earnings from continuing operations	$56.9	39.7	44%	$123.7	83.1	49%

*	Non-GAAP financial measure.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION - UNAUDITED

Periods ended September 30, 2011 and 2010

(Dollars in millions)

	Three Months			Nine Months
	2011	2010	B(W)	2011	2010	B(W)

Fleet Management Solutions

Total revenue	$1,099.0	948.9	16%	$3,143.7	2,764.1	14%
Fuel revenue	(274.4)	(215.1)	28%	(821.1)	(643.8)	28%

Operating revenue *	$824.7	733.9	12%	$2,322.5	2,120.3	10%

Segment earnings before income taxes	$74.2	54.8	35%	$180.2	122.7	47%

Earnings before income taxes as % of total revenue	6.7%	5.8%		5.7%	4.4%

Earnings before income taxes as % of operating revenue *	9.0%	7.5%		7.8%	5.8%

Supply Chain Solutions
Total revenue	$406.1	322.9	26%	$1,196.7	927.2	29%
Subcontracted transportation	(79.3)	(64.3)	23%	(230.5)	(180.5)	28%

Operating revenue *	$326.8	258.5	26%	$966.2	746.7	29%

Segment earnings before income taxes	$22.4	15.2	47%	$51.7	34.8	49%

Earnings before income taxes as % of total revenue	5.5%	4.7%		4.3%	3.8%

Earnings before income taxes as % of operating revenue *	6.9%	5.9%		5.3%	4.7%

Memo: Fuel costs	$21.5	19.4	(11%)	$70.2	57.8	(21%)

Dedicated Contract Carriage
Total revenue	$158.9	121.4	31%	$444.0	360.8	23%
Subcontracted transportation	(9.5)	(2.7)	248%	(24.5)	(11.5)	114%

Operating revenue *	$149.5	118.7	26%	$419.5	349.3	20%

Segment earnings before income taxes	$8.4	8.6	(3%)	$25.5	24.4	4%

Earnings before income taxes as % of total revenue	5.3%	7.1%		5.7%	6.8%

Earnings before income taxes as % of operating revenue *	5.6%	7.3%		6.1%	7.0%

Memo: Fuel costs	$33.4	21.1	(58%)	$93.6	61.6	(52%)

*	Non-GAAP financial measure.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION - UNAUDITED

KEY PERFORMANCE INDICATORS

					Change 2011/2010
	Three months ended September 30,		Nine months ended September 30,		Three Months		Nine Months
	2011	2010	2011	2010

Full service lease
Average fleet count	119,700	111,900	114,800	112,900	7%		2%
End of period fleet count (a)	119,600	111,800	119,600	111,800	7%		7%
Miles/unit per day change - % (b)	(1.5)%	3.0%	0.5%	2.7%	(450	)bps	(220	)bps

Commercial rental
Average fleet count	40,400	31,100	35,600	29,600	30%		20%
End of period fleet count (a)	40,100	30,900	40,100	30,900	30%		30%
Rental utilization - power units	79.3%	79.2%	77.1%	75.5%	10	bps	160	bps
Rental rate change - % (c)	11.4%	8.0%	12.5%	4.9%	340	bps	760	bps

Used vehicle sales (UVS)
Average UVS inventory	4,900	5,100	5,000	6,100	(4)%		(18)%
End of period fleet count (a)	5,100	4,700	5,100	4,700	9%		9%
Used vehicles sold	4,100	4,400	12,600	13,800	(7)%		(9)%
UVS pricing change - % (d)
Tractors	39%	24%	39%	11%	1,500	bps	2,800	bps
Trucks	20%	50%	32%	29%	(3,000	)bps	300	bps

(a)	Includes trailers acquired in Hill Hire acquisition (6,100 full-service lease and 3,400 commercial rental).
(b)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(c)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(d)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

(Dollars in millions)

OPERATING REVENUE RECONCILIATION	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Total revenue	$1,570.7	1,316.9	$4,509.4	3,823.0
Fuel services and subcontracted transportation revenue	(363.1)	(282.1)	(1,076.1)	(835.8)
Fuel eliminations	48.9	36.8	144.3	109.1

Operating revenue *	$1,256.5	1,071.6	$3,577.6	3,096.3

DEBT TO EQUITY RECONCILIATION	September 30, 2011	% to Equity	December 31, 2010	% to Equity
On-balance sheet debt	$3,198.6	220%	$2,747.0	196%
Off-balance sheet debt - PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	64.5		99.8

Total obligations *	$3,263.1	225%	2,846.8	203%

CASH FLOW RECONCILIATION	Nine months ended September 30,
	2011	2010
Net cash provided by operating activities from continuing operations	$782.3	804.2
Proceeds from sales (primarily revenue earning equipment)	223.9	161.8
Collections on direct finance leases	46.1	45.9
Other, net	—	2.0

Total cash generated *	1,052.4	1,013.9
Capital expenditures	(1,165.1)	(860.9)

Free cash flow *	$(112.8)	153.0

RETURN ON CAPITAL RECONCILIATION	Twelve months ended September 30,
	2011	2010
Net earnings (12-month rolling period)	$158.8	89.5
+ Restructuring and other items	8.8	15.8
+ Income taxes	89.7	61.9

Adjusted earnings before income taxes	257.2	167.2
+ Adjusted interest expense (b)	135.9	132.6
- Adjusted income taxes	(148.1)	(117.8)

= Adjusted net earnings for ROC (numerator)	$245.0	182.0

Average total debt	$2,915.5	2,480.4
Average off-balance sheet debt	86.3	119.5
Average shareholders’ equity	1,433.4	1,410.0
Adjustment to equity (c)	1.5	6.6

Adjusted average total capital (denominator)	$4,436.8	4,016.5

Adjusted ROC *	5.5%	4.5%

*	Non-GAAP financial measure.

Notes:

(a)	Discounted at the incremental borrowing rate at lease inception.
(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.
(c)	Represents comparable earnings items for those periods.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

(In millions, except per share amounts)

	Three Months			Nine Months
	2011			2011
	Reported Earnings	Adjustments	Comparable Earnings	Reported Earnings	Adjustments	Comparable Earnings
Revenue	$1,570.7	—	1,570.7	$4,509.4	—	4,509.4

Operating expense (a)	758.7		758.7	2,191.6	(1.7)	2,189.9
Salaries and employee-related costs	383.9		383.9	1,119.7		1,119.7
Subcontracted transportation	88.7		88.7	255.0		255.0
Depreciation expense	224.5		224.5	645.3		645.3
Gains on vehicle sales, net	(18.3)		(18.3)	(46.3)		(46.3)
Equipment rental	14.5		14.5	43.4		43.4
Interest expense	32.7		32.7	100.1		100.1
Miscellaneous income, net	(1.7)		(1.7)	(6.5)		(6.5)
Restructuring and other charges, net (b)	—		—	0.8	(0.8)	—

	1,483.1	—	1,483.1	4,303.2	(2.5)	4,300.7

Earnings from continuing operations before income taxes	87.7	—	87.7	206.3	2.5	208.8
Provision for income taxes (c)	(30.7)	(0.6)	(31.3)	(82.6)	4.3	(78.3)

Earnings from continuing operations	56.9	(0.6)	56.4	123.7	6.8	130.5

Tax rate on continuing operations	35.0%		35.7%	40.0%		37.5%

Earnings per common share - Diluted:

Continuing operations	$1.10	(0.01)	$1.09	$2.39	0.13	$2.52

Notes regarding adjustments:

(a)	Transaction costs related to Hill Hire
(b)	Restructuring and other charges for acquisition-related severance and equipment contract termination costs.
(c)	Tax law changes and tax impact of other items

Note: Amounts may not be additive due to rounding.